Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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FIRST FINANCIAL NORTHWEST, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April __, 2012

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of First Financial Northwest, Inc. (“First Financial”) to be held at the Carco Theatre, located at 1717 SE Maple Valley Highway, Renton, Washington, on __________, May __, 2012, at 9:00 a.m., local time.

The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting.  During the meeting, we will also report on our operations.  Directors and officers of First Financial, as well as a representative of Moss Adams LLP, our independent auditor, will be present to respond to shareholder questions.

Your vote at the annual meeting of shareholders is especially important this year.  Your Board of Directors has returned First Financial to profitability, significantly improved our performance ratios, reduced nonperforming assets, dramatically reduced our riskiest loans and deleveraged our balance sheet.  We also intend to return to paying cash dividends and begin a stock repurchase program as soon as permitted by our regulators.

As you may know, Joseph Stilwell and a group of funds he controls have announced that they intend to nominate one or more persons to First Financial’s Board of Directors.  Your Board strongly urges you to support First Financial’s nominees.

It is important that your shares are represented at the meeting, whether or not you attend in person and regardless of the number of shares you own.  To make sure your shares are represented, we urge you to complete and mail the enclosed white proxy card as promptly as possible or to vote by telephone or the Internet, following the instructions on the white proxy card.  If you attend the meeting, you may vote in person even if you have previously voted.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Victor Karpiak

Victor Karpiak
Chairman, President and Chief Executive Officer

FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON May ___, 2012

Notice is hereby given that the annual meeting of shareholders of First Financial Northwest, Inc. will be held at the Carco Theatre, located at 1717 SE Maple Valley Highway, Renton, Washington, on __________, May ___, 2012, at 9:00 a.m., local time, for the following purposes:

Proposal 1.	Election of three directors for a term of three years;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2012.

We will also consider and act upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.  As of the date of this notice, we are not aware of any other business to come before the annual meeting.

The Board of Directors has fixed the close of business on March 30, 2012, as the record date for the annual meeting.  This means that shareholders of record at the close of business on that date are entitled to receive notice of, and to vote at the meeting and any adjournment thereof.  To ensure that your shares are represented at the meeting, please take the time to vote by signing, dating and mailing the enclosed white proxy card, which is solicited on behalf of the Board of Directors, and mail it promptly in the enclosed envelope.  Alternatively, you may vote by telephone or the Internet by following the instructions on the white proxy card.  The proxy will not be used if you attend and vote at the annual meeting in person.  Regardless of the number of shares you own, your vote is very important.  Please act today.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE
SECRETARY

Renton, Washington
April __, 2012

IMPORTANT: The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.  A pre-addressed envelope is enclosed for your convenience.  No postage is required if mailed in the United States.  You may also vote by telephone or the Internet by following the instructions on the white proxy card.

PROXY STATEMENT
OF
FIRST FINANCIAL NORTHWEST, INC.
201 WELLS AVENUE SOUTH
RENTON, WASHINGTON 98057
(425) 255-4400

 ANNUAL MEETING OF SHAREHOLDERS
May ___, 2012

The Board of Directors of First Financial Northwest, Inc. is using this Proxy Statement to solicit proxies from our shareholders for use at the annual meeting of shareholders.  We are first mailing this Proxy Statement and white proxy card to our shareholders on or about April __, 2012.

The information provided in this Proxy Statement relates to First Financial Northwest, Inc. and its wholly-owned subsidiary, First Savings Bank Northwest.  First Financial Northwest, Inc. may also be referred to as “First Financial” and First Savings Bank Northwest may also be referred to as “First Savings Bank” or the “Bank.”  References to “we,” “us” and “our” refer to First Financial and, as the context requires, First Savings Bank.

 INFORMATION ABOUT THE ANNUAL MEETING

Time and Place of the Annual Meeting

Our annual meeting will be held as follows:

Date:           __________, May ___, 2012
Time:	9:00 a.m., local time
Place:	Carco Theatre, 1717 SE Maple Valley Highway, Renton, Washington

Matters to Be Considered at the Annual Meeting

At the meeting, you will be asked to consider and vote upon the following proposals:

Proposal 1.	Election of three directors for a term of three years;

Proposal 2.	An advisory (non-binding) vote to approve our executive compensation as disclosed in this Proxy Statement; and

Proposal 3.	Ratification of the appointment of Moss Adams LLP as our independent auditor for 2012.

We also will transact any other business that may properly come before the annual meeting.  As of the date of this Proxy Statement, we are not aware of any other business to be presented for consideration at the annual meeting other than the matters described in this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May ___, 2012

Our Proxy Statement and 2011 Annual Report to Shareholders are available at http://www.snl.com/irweblinkx/GenPage.aspx?IID=4087275&GKP=203202.  The following materials are available for review:

•	Proxy Statement;
•	White proxy card; and
•	2011 Annual Report to Shareholders.

Directions to attend the annual meeting, where you may vote in person, can be found online at http://rentonwa.gov/living/default.aspx?id=156.

Who is Entitled to Vote?

We have fixed the close of business on March 30, 2012, as the record date for shareholders entitled to receive notice of and to vote at our annual meeting.  Only holders of record of First Financial’s common stock on that date are entitled to receive notice of and to vote at the annual meeting.  You are entitled to one vote for each share of First Financial common stock you own, unless you own more than 10 percent of First Financial’s outstanding shares.  As provided in our Articles of Incorporation, record holders of common stock who beneficially own in excess of 10 percent of First Financial’s outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10 percent limit unless our Board of Directors has granted permission in advance.  On March 30, 2012, there were 18,805,168 shares of First Financial common stock outstanding and entitled to vote at the annual meeting.

How Do I Vote at the Annual Meeting?

Proxies are solicited to provide all shareholders of record on the voting record date an opportunity to vote on matters scheduled for the annual meeting and described in these materials.  You are a shareholder of record if your shares of First Financial common stock are held in your name.  If you are a beneficial owner of First Financial common stock held by a broker, bank or other nominee (i.e., in “street name”), please see the instructions in the following question.

Shares of First Financial common stock can only be voted if the shareholder is present in person or by proxy at the annual meeting.  To ensure your representation at the annual meeting, we recommend you vote by sending in the white proxy card even if you plan to attend the annual meeting.  You can also vote by telephone or the Internet by following the instructions on the white proxy card.  You can always change your vote at the meeting if you are a shareholder of record.

Voting instructions are included on your white proxy card.  Shares of First Financial common stock represented by properly executed proxies will be voted by the individuals named on the white proxy card in accordance with the shareholder’s instructions.  Where properly executed proxies are returned to us with no specific instruction as how to vote at the annual meeting, the persons named in the proxy will vote the shares “FOR” the election of each of our director nominees, “FOR” advisory approval of the compensation of our executive compensation as disclosed in this Proxy Statement and “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.  If any other matters are properly presented at the annual meeting for action, the persons named in the enclosed proxy and acting thereunder will have the discretion to vote on these matters in accordance with their best judgment.  We do not currently expect that any other matters will be properly presented for action at the annual meeting.

You may receive more than one white proxy card depending on how your shares are held.  For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children.  In this case, you will receive three separate white proxy cards to vote.

What if My Shares Are Held in Street Name?

If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions.  If you do not give instructions to your broker, your broker may nevertheless vote the shares with respect to discretionary items, but will not be permitted to vote your shares with respect to non-discretionary items, pursuant to current industry practice.  In the case of non-discretionary items, the shares not voted will be treated as “broker non-votes.”  The proposal to elect directors and the advisory vote on executive compensation are considered non-discretionary items; therefore, you must provide instructions to your broker in order to have your shares voted on these proposals.

If your shares are held in street name, you will need proof of ownership to be admitted to the annual meeting.  A recent brokerage statement or letter from the record holder of your shares are examples of proof of ownership.  If you want to vote your shares of common stock held in street name in person at the annual meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

How Will My Shares of Common Stock Held in the Employee Stock Ownership Plan Be Voted?

We maintain the First Financial Northwest, Inc. Employee Stock Ownership Plan (“ESOP”) for the benefit of our employees.  Each participant may instruct the trustee how to vote the shares of First Financial common stock allocated to his or her account under the ESOP by completing the voting instruction sheet distributed by the administrator.  If a participant properly executes the voting instruction sheet, the administrator will instruct the trustee to vote the participant’s shares in accordance with the participant’s instructions.  Unallocated shares of First Financial common stock held in the ESOP will be voted by the trustee in the same proportion as shares for which the trustee has received voting instructions.  Allocated shares for which proper voting instructions are not received shall be voted by the trustee in the manner directed by the administrator.  The administrator of the ESOP is Crowe Horwath.

How Many Shares Must Be Present to Hold the Meeting?

A quorum must be present at the meeting for any business to be conducted.  The presence at the meeting, in person or by proxy, of at least a majority of the shares of First Financial common stock entitled to vote at the annual meeting as of the record date will constitute a quorum.  Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a Quorum Is Not Present at the Meeting?

If a quorum is not present at the scheduled time of the meeting, a majority of the shareholders present or represented by proxy may adjourn the meeting until a quorum is present.  The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given unless the adjourned meeting is set to be held 120 days or more after the original meeting.  An adjournment will have no effect on the business that may be conducted at the meeting.

Vote Required to Approve Proposal 1: Election of Directors

Directors are elected by a plurality of the votes cast, in person or by proxy, at the annual meeting by holders of First Financial common stock.  Accordingly, the three nominees for election as directors who receive the highest number of votes actually cast will be elected.  Pursuant to our Articles of Incorporation, shareholders are not permitted to cumulate their votes for the election of directors.  Votes may be cast for or withheld from each nominee.  Votes that are withheld and broker non-votes will have no effect on the outcome of the election because the nominees receiving the greatest number of votes will be elected.  Our Board of Directors unanimously recommends that you vote “FOR” the election of each of its director nominees on the white proxy card.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions will have the same effect as a vote against the proposal and broker non-votes will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers on the white proxy card.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

Ratification of the appointment of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2012, requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent auditor on the white proxy card.

Vote Required to Approve Proposal 2: Advisory Approval of Executive Compensation

Approval of the advisory (non-binding) vote on executive compensation requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions will have the same effect as a vote against the proposal and broker non-votes will have no effect on the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” approval of the compensation of our named executive officers on the white proxy card.

Vote Required to Approve Proposal 3: Ratification of the Appointment of the Independent Auditor

Ratification of the appointment of Moss Adams LLP as our independent auditor for the fiscal year ending December 31, 2012, requires the affirmative vote of a majority of the votes cast at the annual meeting.  Abstentions are not affirmative votes and, therefore, will have the same effect as a vote against the proposal.  Our Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of the independent auditor on the white proxy card.

May I Revoke My Proxy?

You may revoke your proxy before it is voted by:

•	submitting a new proxy with a later date;

•	notifying the Secretary of First Financial in writing (or if you hold your shares in street name, your broker, bank or other nominee) before the annual meeting that you have revoked your proxy; or

•	voting in person at the annual meeting.

If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting.  However, if your shares are held in street name, you must bring a validly executed proxy from the nominee indicating that you have the right to vote your shares.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 30, 2012, the voting record date, information regarding share ownership of:

•
those persons or entities (or groups of affiliated person or entities) known by management to beneficially own more than five percent of First Financial’s common stock other than directors and executive officers;

•	each director and director nominee of First Financial;

•	each executive officer of First Financial or any of its subsidiaries named in the Summary Compensation Table appearing under “Executive Compensation” below (known as “named executive officers”); and

•	all current directors and executive officers of First Financial and its subsidiaries as a group.

Persons and groups who beneficially own in excess of five percent of First Financial’s common stock are required to file with the Securities and Exchange Commission (“SEC”), and provide us a copy of the report disclosing their ownership pursuant to the Securities Exchange Act of 1934.  To our knowledge, no other person or entity, other than the ones set forth below, beneficially owned more than five percent of the outstanding shares of First Financial’s common stock as of the close of business on the voting record date.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In accordance with Rule 13d-3 of the Securities Exchange Act, a person is deemed to be the beneficial owner of any shares of common stock if he or she has voting and/or investment power with respect to those shares.  Therefore, the table below includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held in the ESOP, and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.  In addition, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options that are currently exercisable or exercisable within 60 days after the voting record date are included in the number of shares beneficially owned by the person and are deemed outstanding for the purpose of calculating the person’s percentage ownership.  These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

As of the voting record date, there were 18,805,168 shares of First Financial common stock outstanding.

	Number of Shares		Percent of Shares
Name	Beneficially Owned (1)		Outstanding (%)

Beneficial Owners of More Than 5%

First Financial Northwest, Inc. Employee Stock Ownership Plan	1,663,892	(2)	8.85
201 Wells Avenue South
Renton, Washington 98057

First Financial Northwest Foundation	1,535,400	(3)	8.16
P.O. Box 419
Renton, Washington 98057

Craig A. White	1,362,500	(4)	7.25
136 Heber Avenue, Suite 204
Park City, Utah 84060

Joseph Stilwell	1,603,298	(5)	8.53
111 Broadway, 12th Floor
New York, New York 10006

O-Cap Partners, L.P.	964,603	(6)	5.13
c/o Mr. Lloyd Jagai
712 Fifth Avenue, 26th Floor
New York, New York 10019

Directors

Victor Karpiak (7)	253,796	(8)	1.35
Joann E. Lee	133,764	(9)	*
Gary F. Kohlwes	175,564	(10)	*
Robert L. Anderson	118,564	(11)	*
Gerald Edlund	143,564	(12)	*
Gary F. Faull	132,764		*
M. Scott Gaspard (7)(13)	81,896		*
Daniel L. Stevens	--		*

Named Executive Officers

Kari A. Stenslie	75,447		*
Roger Elmore	101,884		*
Herman Robinson	52,999	(14)	*

All Executive Officers and Directors as a Group (11 persons)	1,270,242		6.75
____________
*	Less than one percent of shares outstanding.
(1)
For directors and executive officers, includes shares of restricted stock, as to which the holders have voting but not dispositive power. The amounts shown also include the following number of shares which the indicated individuals have the right to acquire within 60 days of the voting record date through the exercise of stock options granted pursuant to the 2008 Equity Incentive Plan: Mr. Karpiak, 58,764 shares; Ms. Lee, 58,764 shares; Dr. Kohlwes, 58,764 shares; Mr. Anderson, 58,764 shares; Mr. Edlund, 58,764 shares; Mr. Faull, 58,764 shares; Mr. Gaspard, 30,000 shares; Ms. Stenslie, 30,000 shares; Mr. Elmore, 30,000; and Mr. Robinson, 10,000 shares.

(2)	The ESOP has sole voting power with respect to 1,213,172 shares, shared voting power with respect to 450,720 shares and sole dispositive power with respect to 1,663,892 shares.
(3)
We established the First Financial Northwest Foundation in connection with the mutual to stock conversion of First Savings Bank (previously known as First Savings Bank of Renton) for the purpose of furthering our commitment to the local community. Shares of common stock held by the Foundation will be voted in the same proportion as all other shares of common stock on all proposals considered by First Financial’s shareholders.

(Footnotes continue on following page)

(4)	Based solely on a Schedule 13D dated January 20, 2008, regarding shares owned as of that date.
(5)
Based solely on a Schedule 13D/A dated February 24, 2012. According to that filing, Stilwell Value Partners II, L.P., Stilwell Value Partners V, L.P., Stilwell Value Partners VI, L.P., Stilwell Value Partners VII, L.P., Stilwell Partners, L.P., Stilwell Associates, L.P., Stilwell Associates Insurance Fund of The S.A.L.I. Multi-Series Fund L.P., Stilwell Value LLC, Stilwell Advisers LLC and Joseph Stilwell have shared voting and dispositive power over the shares reported.

(6)
Based solely on a Schedule 13D dated January 18, 2012. According to that filing, O-CAP Management, L.P.,  O-CAP Advisors, LLC, O-CAP GP, LLC, Michael E. Olshan and Jared S. Sturdivant have shared voting and dispositive power over 964,603 shares, O-CAP Partners, L.P. has shared voting and dispositive power over 571,226 shares, and O-CAP Offshore Master Fund, L.P. and O-CAP Offshore Fund, Ltd. have shared voting and dispositive power over 393,377 shares.

(7)	Also a named executive officer of First Financial.
(8)	Includes 25,000 shares owned solely by his spouse, all of which have been pledged.
(9)	Includes 15,000 shares owned solely by her spouse.
(10)	Includes 25,000 shares owned solely by his spouse, as well as 5,400 shares owned as custodian for a minor.
(11)	Includes 25,000 shares held jointly with his spouse.
(12)	Includes 3,100 shares owned solely by his spouse, 16,600 shares held jointly with his spouse and 23,000 shares owned by companies he and his spouse control.
(13)
Mr. Gaspard resigned effective December 31, 2011, to become President of the Washington Financial League. On December 22, 2011, he was appointed as a director of First Financial and First Savings Bank, effective January 1, 2012.

(14)	Includes 500 shares owned solely by his spouse.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board of Directors consists of eight members and is divided into three classes.  Approximately, one-third of the directors are elected annually to serve for a three-year period or until their respective successors are elected and qualified.  In December 2011, Robert W. McLendon and Harry A. Blencoe retired and M. Scott Gaspard and Daniel L. Stevens were appointed to fill the vacancies.  In January 2012, the Board of Directors voted to increase its size from eight to nine directors and appointed Spencer L. Schneider, at the request of Joseph Stilwell, to fill the vacancy created by the increase in the size of the Board.  On February 15, 2012, Mr. Schneider resigned and the Board voted to decrease its size to eight directors.  Messrs. Gaspard and Stevens were recommended as directors by First Financial’s Nominating and Corporate Governance Committee.

The table below sets forth information regarding each director of First Financial and each Board nominee for director.  The Nominating and Corporate Governance Committee of the Board of Directors selects nominees for election as directors.  All of our nominees currently serve as First Financial directors.  Each nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominee) will be voted at the annual meeting for the election of the nominees identified in the table below. If a nominee is unable to stand for election, the Board of Directors will select a substitute nominee.  If a substitute nominee is selected, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority.  At this time, we are not aware of any reason why a nominee might be unable to serve if elected.

The Board of Directors recommends a vote “FOR” the election of Victor Karpiak, M. Scott Gaspard and Daniel L. Stevens on the white proxy card.

Name	Age as of December 31, 2011	Year First Elected or Appointed Director (1)	Term to Expire

BOARD NOMINEES

Victor Karpiak	57	1998	2015
M. Scott Gaspard	58	2011	2015
Daniel L. Stevens	68	2011	2015

DIRECTORS CONTINUING IN OFFICE

Gary F. Faull	67	1999	2013
Joann E. Lee	56	2005	2013
Gary F. Kohlwes	75	1977	2014
Robert L. Anderson	78	1980	2014
Gerald Edlund	75	1985	2014
___________
(1)	Includes prior service on the Board of Directors of First Savings Bank (previously known as First Savings Bank of Renton).

Information Regarding Nominees for Election.  Set forth below is the principal occupation of each nominee for director.  All nominees have held their present positions for at least five years unless otherwise indicated.

Victor Karpiak is Chairman of the Board, President and Chief Executive Officer of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Mr. Karpiak also served as Chief Financial Officer from 2007 until February 2008.  Prior to the conversion, he held the same positions with our predecessors, First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  Before his appointment as President of First Savings Bank of Renton in 1999, he served as Executive Vice President and Chief Financial Officer.  Mr. Karpiak has served as President and Chief Financial Officer of First Financial Holdings, MHC and First Financial of Renton since they were established in 2002.  In January 2005, he was appointed Chairman of the Board and Chief Executive Officer of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  He has been with First Savings Bank since 1977.  Mr. Karpiak is a past director of the Renton Community Foundation, a past director and Chairman of the Greater Renton Chamber of Commerce, a past director and Resource Development Chairman of Renton River Days, a director and Secretary of the Senior Housing Assistance Group, a member of the Renton Rotary Club, and a member and past President of the Kiwanis Club of Renton.

M. Scott Gaspard was appointed as a director of First Financial and First Savings Bank effective as of January 1, 2012.  Mr. Gaspard is President of the Washington Financial League, a trade association representing community bankers in the State of Washington.  From January 1, 2009 until December 31, 2011, he was Senior Vice President, External Affairs of First Financial Northwest and First Savings Bank.  Prior to that, he was Senior Vice President, Manager of Government and Industry Relations at Washington Mutual, Inc. from 2003 until December 31, 2008.  Before that, Mr. Gaspard served as an officer of the Washington Financial League from 1979 to 2003, becoming President in 1981.  Mr. Gaspard received his Bachelor of Science, Business Administration from the University of Puget Sound.

Daniel L. Stevens was appointed as a director of First Financial and First Savings Bank effective as of January 1, 2012.  Mr. Stevens is Chairman of the Board of Home Federal Bancorp, Inc. and Home Federal Bank, Boise, Idaho, positions he has held since 2004 and 1999, respectively.  He served as President and Chief Executive Officer of Home Federal Bancorp, Inc. from 2004 to January 2008.  He also served as Chief Executive Officer of Home Federal Bank from 1995 to January 2008, and as President of Home Federal Bank from 1995 to September 2006.  Mr. Stevens worked in the financial services industry for over 35 years and served as an executive officer or chief executive officer for four other mutual and stock thrifts during his career.  He is past Vice Chairman of the Board of Directors of the Federal Home Loan Bank of Seattle.  He served as the Chairman of the Audit Committee and a member of the Financial Operations Committee of the Federal Home Loan Bank of Seattle.  Mr. Stevens was a director of the Federal Home Loan Bank of Seattle from 1996 until 2004. He served as a director of America’s Community Bankers, served on America’s Community Bankers’ Federal Home Loan Bank System Committee, chaired the America’s Community Bankers Credit

Union Committee, and was First Vice Chair of America’s Community Bankers COMPAC Board of Governors until the merger of America’s Community Bankers and the American Bankers Association in 2007.  He is a Past Chairman of the Board of the Idaho Bankers Association, a past Chairman of the Board of Directors and Executive Committee of the Boise Metro Chamber of Commerce, and a former director of the Midwest Conference of Community Bankers.  He is the former director of the Boise State University Foundation, and past Chairman of the United Way of Treasure Valley and the Nampa Neighborhood Housing Services Board of Directors.

Information Regarding Incumbent Directors.  The present principal occupation and other business experience during the last five years of each director continuing in office is set forth below.

Gary F. Faull serves as a director of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  Mr. Faull has served as a director of First Savings Bank since 1999.  He is an attorney and has been self-employed since 1974 in the law firm of Gary F. Faull Law Offices.  Mr. Faull is a member of the Renton Rotary Club, the Greater Renton Chamber of Commerce, Veterans of Foreign Wars, a past director of the Renton Community Foundation and a past president of the South King County Bar Association.  Mr. Faull is also a Trustee of the First Financial Northwest Foundation and serves as its Secretary.

Joann E. Lee serves as a director and Compensation Committee Chair of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  She was appointed Secretary of First Financial as of May 2011.   Ms. Lee is also the Board’s designated Financial Expert serving on the Audit Committee.  Prior to the conversion, she served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton since 2005.  Ms. Lee is a Certified Public Accountant and has been the owner of Joann Lee & Associates, CPAs since 2002.  Prior to that, Ms. Lee spent 11 years as a Certified Public Accountant, including an eight year career with the independent public accounting firm of RSM McGladrey.  She also served as their Director of the Small Business Division, Puget Sound Region.  Ms. Lee is a past president and current Board member of the Renton Rotary Club, and past member of Renton YMCA Board of Directors.  She is also a member of the Renton Communities in Schools, Greater Renton Chamber of Commerce and a past president and director of the Renton Technical College Foundation.  In addition Ms. Lee serves as a Trustee of the First Financial Northwest Foundation and serves as its Treasurer.

Dr. Gary F. Kohlwes serves as a director and Audit Committee Chairman of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he held the same positions with First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  He has served as a director of First Savings Bank since 1977 and was appointed in 1982 to the board position of Secretary, a position he continues to hold.  Dr. Kohlwes retired in 1997 after 40 years in education with the last 23 years as Superintendent of Public Schools for the Renton School District.  He also was actively engaged as an owner/operator of a commercial fishing business in Naknek, Alaska, since 1963, an operation he continues to oversee.  Dr. Kohlwes is a member of the Board of Directors of Washington Pacific Insurance, SPA.  He is a past president and a current member of the Renton Rotary Club, past President and founding director of the Renton Community Foundation and a past elected Commissioner of Valley Medical Center.  In addition, Dr. Kohlwes is a Trustee of the First Financial Northwest Foundation and serves as its Executive Director.

Robert L. Anderson serves as a director and Chairman of the Nominating/Corporate Governance Committee of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  Mr. Anderson has served as a director of First Savings Bank of Renton since 1980 and as Secretary of First Financial Diversified since it was established in 1980 as Savren Service Corporation.  He is a retired attorney who, prior to his retirement in 1992, served as a senior partner in the law firm of Anderson, Jackson & Stephens.  During his professional career, Mr. Anderson was elected as a director on the Renton School District’s Board of Directors.  He is a past president of the Kiwanis Club of Renton and the South King County Bar Association.  Mr. Anderson is also a past director of the Ocean Shores Library Board and is currently a member of the Ocean Shores Kiwanis and the Associated Arts of Ocean Shores.  Mr. Anderson received his Bachelor of Arts in

Business Administration from the University of Washington and his Juris Doctor Degree from the University of Washington School of Law.

Gerald Edlund serves as a director of First Financial and First Savings Bank, positions held since the companies were established in 2007 as part of the mutual to stock conversion process.  Prior to the conversion, he served as a director of First Financial Holdings, MHC, First Financial of Renton and First Savings Bank of Renton.  Mr. Edlund has served as a director of First Savings Bank since 1985 and served as Secretary of First Financial Holdings, MHC, since it was established in 2002 until the conversion.  Mr. Edlund graduated from the University of Washington with a degree in Landscape Architecture.  He has been a registered landscape architect in the State of Washington since 1973 and a member of Amercian Society of Landscape Architects since 1975.  As President of Edlund Associates, Inc., a landscape design/construction firm, since 1980, he has been responsible for site design, construction, budget development and project management of commercial, municipal and residential projects.  He has a broad knowledge of the building and construction industry in the area of site design and development.  Mr. Edlund is a member of the New Horizon School Board, a member and past president of the Renton Rotary Club and a member of the Allied Arts of Renton.  He was a member of the City of Renton Arts Commission for 24 years and served on the King County Open Space Citizens’ Oversight Committee.

Proxy Contest

Joseph Stilwell and a group of funds he controls have notified First Financial of their intent to nominate one or more persons to stand for election to the Board of Directors at the annual meeting. In the event Mr. Stilwell and his group solicit proxies in opposition to the recommendations of your Board, we will provide you with additional information. YOUR BOARD OF DIRECTORS URGES YOU TO RETURN ONLY THE WHITE PROXY CARD WHICH IS ENCLOSED OR TO VOTE BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE WHITE PROXY CARD, AND TO VOTE “FOR” THE ELECTION OF EACH OF THE BOARD’S NOMINEES.

Director Qualifications and Experience

The following table identifies the experience, qualifications, attributes and skills that the Nominating Committee considered in making its decision to nominate directors to our Board.  The fact that a particular attribute was not considered does not mean that the director lacks such an attribute.

	Anderson	Edlund	Faull	Gaspard	Karpiak	Kohlwes	Lee	Stevens
Experience, Qualification, Skill or Attribute
Professional standing in chosen field	✓	✓	✓	✓	✓	✓	✓	✓
Expertise in financial services or related industry				✓	✓		✓	✓
Certified public accountant or financial expert					✓		✓
Attorney	✓		✓
Civic and community involvement	✓	✓	✓	✓	✓	✓	✓
Leadership and team building skills	✓	✓	✓	✓	✓	✓	✓	✓
Diversity by race, gender or culture							✓
Specific skills/knowledge:
Finance	✓	✓	✓		✓	✓	✓	✓
Technology					✓
Marketing	✓	✓	✓				✓	✓
Public affairs	✓	✓	✓	✓	✓	✓	✓	✓
Human resources	✓	✓	✓		✓	✓	✓	✓
Governance	✓			✓	✓	✓		✓
Compensation	✓	✓	✓		✓	✓	✓	✓

 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Board of Directors

The Boards of Directors of First Financial and First Savings Bank conduct their business through board and committee meetings.  During the fiscal year ended December 31, 2011, the Board of Directors of First Financial held 13 meetings and the Board of Directors of the Bank held 13 meetings.  No director of First Financial or the Bank attended fewer than 75 percent of the total meetings of the boards and committees on which that person served during this period.

Committees and Committee Charters

The Board of Directors of First Financial has standing Audit, Compensation, Nominating and Corporate Governance, Executive and Awards committees.  The Board has adopted written charters for the Audit, Compensation, and Nominating and Corporate Governance committees, copies of which are available on our website at www.fsbnw.com.

Audit Committee.  The Audit Committee consists of Directors Kohlwes (Chair), Faull and Lee.  The Committee meets at least quarterly to oversee the integrity of the financial reporting process, financial statement audits and systems of internal controls.  The Committee also appoints the independent auditor and reviews the audit report prepared by the independent auditor.  The Audit Committee met 15 times during the year ended December 31, 2011.

Each member of the Audit Committee is “independent” in accordance with the requirements for companies listed on Nasdaq.  In addition, the Board of Directors has determined that Ms. Lee meets the definition of “audit committee financial expert,” as defined by the SEC.

Compensation Committee.  The Compensation Committee consists of Directors Lee (Chair), Kohlwes, Anderson, Edlund and Faull.  The Committee meets at least twice a year to provide oversight regarding personnel, compensation and benefits related matters.  The Committee is also responsible for evaluating First Financial’s Chief Executive Officer and making recommendations to the full Board regarding director compensation.  Each member of the Committee is “independent,” in accordance with the requirements for companies listed on Nasdaq.  This Committee met three times during the year ended December 31, 2011.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee, which consists of Directors Anderson (Chair), Edlund, Lee and Kohlwes, assures that we maintain the highest standards and best practices in all critical areas relating to the management of the business of First Financial.  The Committee also selects nominees for the election of directors and assesses Board and committee membership needs.  The Committee meets at least twice a year.  Each member of the Committee is “independent,” in accordance with the requirements for companies quoted on Nasdaq.  This Committee met three times during the year ended December 31, 2011.

Only those nominations made by the Nominating and Corporate Governance Committee or properly presented by shareholders will be voted upon at the annual meeting.  In its deliberations for selecting candidates for nominees as director, the Committee considers the candidate’s knowledge of the banking business, strategic planning, and finance and accounting practices.  The Committee also considers the candidate’s involvement in community, business and civic affairs, and whether the candidate would provide for adequate representation of First Savings Bank’s market area.   Any nominee for director made by the Committee must be highly qualified with regard to some or all these attributes.  The Committee strives to have a Board with diverse experience in areas relevant to First Financial’s business.  In searching for qualified director candidates to fill vacancies on the Board, the Committee solicits its current Board of Directors for names of potentially qualified candidates.  Additionally, the Committee may request that members of the Board of Directors pursue their own business contacts for the names of potentially qualified candidates.  The Committee would then consider the potential pool of director candidates, select the candidate it believes best meets the then-current needs of the Board, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as one of our directors.  Although the Nominating and Corporate Governance Committee charter does not specifically provide for the consideration of shareholder nominees for directors, the Committee will consider director candidates recommended by a shareholder that are submitted in accordance with our Articles of Incorporation.  Because our Articles of Incorporation provide a process for shareholder nominations, the Committee did not believe it was necessary to provide for shareholder nominations of directors in its charter.  If a shareholder submits a proposed nominee, the Committee would consider the proposed nominee, along with any other proposed nominees recommended by members of our Board of Directors, in the same manner in which the Committee would evaluate its nominees for director.  For a description of the proper procedure for shareholder nominations, see “Shareholder Proposals” in this Proxy Statement.

As noted above, the Nominating and Corporate Governance Committee considers a number of criteria when selecting new members of the Board.  Those criteria as well as having strong personal attributes, including a record of achievement and an understanding of diverse backgrounds and experience, are considered to provide for diversity on our Board of Directors.  These diversity factors are considered when the Nominating and Corporate Governance Committee and Board are seeking to fill a vacancy or new seat on the Board.

Awards Committee.  The Awards Committee consists of Directors Lee (Chair), Kohlwes and Anderson, and is responsible for making awards under the 2008 Equity Incentive Plan and administering the Plan.  The Committee did not meet during the year ended December 31, 2011.

Executive Committee.  The Executive Committee, consisting of Directors Karpiak (Chairman) and any two non-employee directors, acts for the Board of Directors when formal Board action is required between regular meetings.  The Committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power to act in place of the Audit, Compensation, or Nominating and Corporate Governance committees.  The Executive Committee met three times during the year ended December 31, 2011.

Leadership Structure

The Board of Directors believes that our Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with our business and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.  To supplement information flow, the entire Management Committee,  which represents all business lines, attends each Board Meeting.  The Board recognizes that independent directors and management have different perspectives and roles in developing our strategy.  Our independent directors bring experience, oversight and expertise from outside First Financial and the financial services industry, while the Chief Executive Officer brings company-specific experience and expertise.  The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategic development and execution and facilitates information flow between management and the Board, which are essential to effective governance.

One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of that strategy once it is developed.  The Board believes that combining the role of Chairman and Chief Executive Officer is in the best interest of shareholders because it provides the appropriate measures for strategic development.  To provide oversight and balance to management, the Board has established a practice of holding executive sessions consisting of non-management directors as needed.  Although the Board does not have a lead independent director, an independent director is appointed to facilitate each executive session and as facilitator has the responsibility of consulting with the Chairman and Chief Executive Officer, acting as a liaison between management and the non-management directors.

Board Involvement in Risk Management Process

The Board of Directors and committees take an active role in overseeing management of First Financial’s risks.  The Board regularly reviews information regarding our asset quality, liquidity, operations and regulatory standings, as well as the risks associated with each.  The Compensation Committee and Awards Committee are responsible for overseeing the management of risks relating to our executive compensation plans and arrangements.  To mitigate excessive risk taking by management, all incentive compensation plans remain strictly subjective and awards are made at the Committee’s sole discretion based on overall corporate performance, peer group data, management’s collective contribution and individual performance measurements.  The Audit Committee oversees management of financial risks, inclusive of reviewing audited financial statements, engaging independent external auditors and conducting discussions with management regarding quarterly and annual public filings.  Our Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about these risks.

Corporate Governance

We are committed to establishing and maintaining high standards of corporate governance.  Our executive officers and Board of Directors have worked together to establish a comprehensive set of corporate governance initiatives that they believe will serve the long-term interests of our shareholders and employees.  These initiatives are intended to comply with the provisions contained in the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC adopted thereunder, and the Nasdaq rules.  Our Board of Directors will continue to evaluate and improve our corporate governance principles and policies as necessary and as required.

Director Independence.  Our common stock is listed on the Nasdaq Global Select Market.  In accordance with Nasdaq requirements, at least a majority of our directors must be independent directors.  The Board has determined that six of our eight directors are independent, as defined by Nasdaq.  Directors Kohlwes, Faull, Lee, Edlund, Anderson and Stevens are all independent.

Code of Business Conduct and Ethics.  On May 18, 2011, the Board of Directors approved the Code of Business Conduct and Ethics.  The Code is applicable to each of our directors, officers, including the principal executive officer and senior financial officers, and employees and requires individuals to maintain the highest standards of professional conduct.  A copy of the Code of Business Conduct and Ethics is available on our website at www.fsbnw.com.

Shareholder Communication with the Board of Directors.  The Board of Directors welcomes communication from shareholders.  Shareholders may send communications to the Board of Directors, First Financial Northwest, Inc., 201 Wells Avenue South, Renton, Washington  98057.  Shareholders should indicate clearly the director or director(s) to whom the communication is being sent so that each communication may be forwarded appropriately.

Annual Meeting Attendance by Directors.  First Financial encourages, but does not require, its directors to attend the annual meeting of shareholders.  All directors attended last year’s annual meeting of shareholders.

Transactions with Related Persons.  First Savings Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations.  Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with all customers prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

All loans made to our directors and executive officers are subject to federal regulations restricting loans and other transactions with affiliated persons of First Savings Bank.  Loans and available lines of credit to all directors and executive officers and their associates totaled approximately $545,000 at December 31, 2011, which was less than 0.30 percent of our equity at that date.  All loans to directors and executive officers were performing in accordance with their terms at December 31, 2011. Total deposits of directors and executive officers were approximately $3.5 million at December 31, 2011.

We recognize that transactions between First Financial or First Savings Bank and any of its directors or executive officers can present potential or actual conflicts of interest and create the appearance that these decisions are based on considerations other than the best interest of First Savings Bank.  Therefore as a general matter and in accordance with the Bank’s Code of Conduct and Ethics Policy for Employees, Officers and Directors, it is our preference to avoid such transactions.  Nevertheless, we recognize that there are situations where such transactions may be in, or may not be inconsistent with, the best interests of First Savings Bank.  Accordingly, the Bank has adopted an informal policy which requires its Compensation Committee to review and, if appropriate, to approve or ratify any such transaction.  In the event that a member of the Committee is a participant in the transaction, then that member is required to abstain from the discussion, approval or ratification process.  Pursuant to the policy, the Committee will review any transaction in which First Savings Bank is or will be a participant and the amount involved exceeds $120,000, and in which any of the directors or executive officers had, has or will have a direct or indirect material interest.  After its review, the Committee will only approve or ratify those transactions that are in, or are not inconsistent with, the best interests of First Financial and First Savings Bank, as the Committee determines in good faith.

Director Edlund is a principal in the firm Edlund Associates, Inc., which is a landscape architecture company that provides design/building services.  His company has a landscape maintenance contract with First Savings Bank pursuant to which the company was paid $28,761 in 2011.

DIRECTORS’ COMPENSATION

The following table shows the compensation paid to our non-employee directors for the year ended December 31, 2011.  Directors who are employees of First Financial or any of its subsidiaries are not compensated for their services as directors; accordingly, compensation information for Victor Karpiak, who is our President and Chief Executive Officer, is included in the section entitled “Executive Compensation.”  The directors did not receive any stock or option awards, and we did not offer any non-equity incentive compensation during this period; therefore, these columns have been omitted from the table.

Name	Fees Earned or Paid in Cash ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)

Robert L. Anderson	41,650	--	8,250	49,900
Harry A. Blencoe (2)	33,750	(3)	53,725 (4)	87,475
Gerald Edlund	42,900	--	41,511 (5)	84,411
Gary F. Faull	50,600	--	17,250	67,850
Gary F. Kohlwes	55,250	--	18,750	74,000
Joann E. Lee	47,600	--	17,250	64,850
Robert W. McLendon (2)	36,600	--	1,500	38,100
______________
(1)	Unless otherwise noted, consists of reimbursements for attendance at conferences and training sessions.
(2)	Messrs. Blencoe and McLendon submitted their resignations effective December 31, 2011.
(3)	The present value of Director Blencoe’s supplemental retirement agreement (described below) decreased by $14,248 in 2011 and the present value of his pension plan decreased by $7,000.
(4)	Represents compensation received pursuant to Director Blencoe’s supplemental retirement agreement.
(5)
Director Edlund is a principal in Edlund Associates, Inc., a landscape design/construction firm; represents $28,761 in indirect compensation received through his firm pursuant to a landscape maintenance contract and $12,750 in reimbursements.

Each director of First Financial is also a director of First Savings Bank.  The directors received no additional compensation for attendance at any meeting of First Financial’s Board of Directors during the year ended December 31, 2011.  The directors are compensated for their service on First Savings Bank’s Board of Directors.  Non-employee directors of First Savings Bank receive a semi-annual retainer of $10,000, a fee of $1,200 for each Board meeting attended and a fee of $550 per committee meeting attended with the Committee Chair receiving an additional $400 per meeting.

First Savings Bank’s Compensation Committee recommends to the Board of Directors the amount of fees paid for service on the Board.  For 2012, the Committee recommended no increases in fees from the 2011 levels.  This recommendation was accepted by the Board of Directors.

Director Blencoe is the former Chief Executive Officer of First Savings Bank.  In 1991, First Savings Bank entered into an Executive Supplemental Retirement Plan Participation Agreement with him to provide certain benefits upon his normal retirement, early retirement or death prior to retirement.  Director Blencoe retired effective December 31, 2004, which constituted normal retirement under the agreement.  The agreement provides him with a monthly payment of $4,477 for a total of 180 months.  As of December 31, 2011, payments will continue for 96 months, or 8 years.  In the event of Director Blencoe’s death before all payments are made, First Savings Bank will continue making the payments to his designated beneficiary until a total of 180 payments have been made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we will give an overview of our compensation program, the material compensation decisions we have made under the program and the material factors that we considered in making those decisions.  Following this discussion, in the section entitled “Executive Compensation,” we provide a series of tables containing specific information about the compensation earned or paid in 2011, 2010 and 2009 to the following officers, who are known as our named executive officers:

Victor Karpiak, Chairman, President and Chief Executive Officer
Kari A. Stenslie, Vice President and Chief Financial Officer
Roger Elmore, Senior Vice President and Chief Administrative Officer
M. Scott Gaspard, Former Senior Vice President and External Affairs Officer
Herman Robinson, Senior Vice President and Chief Lending Officer

All compensation matters concerning our executive and non-executive officers are made at the sole discretion of the Compensation Committee which is comprised of all independent directors.  Compensation determinations are made based on the Compensation Committee’s independent review of management recommendations and peer group surveys, for both base salary and total compensation.  The peer group data is derived from the Northwest Financial Industry Survey prepared by Milliman, Inc., a global firm of consultants and actuaries serving the full spectrum of business, governmental and financial organizations since 1947, and in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association.  Mr. Karpiak’s role is limited to providing information regarding the executive and non-executive officers to the Compensation Committee Chair, which includes salary and bonus histories for the past three years, performance highlights, level of responsibility and compensation recommendations for each officer.  Mr. Karpiak does not provide any recommendation with respect to his individual compensation.  Salary levels are provided as a specific dollar amount and are based on a range between the 50th and 75th percentile of the peer group data provided by the above-referenced survey relative to the officer’s responsibilities and professional development.  Following receipt of this information, the Compensation Committee Chair reviews the selected materials along with supplemental information independently acquired.  Her analysis is then incorporated into a summary packet which is provided to the Compensation Committee for their review prior to a regularly scheduled meeting.  At the committee meeting, the Chair makes salary and bonus recommendations which are considered by the committee, however, the Compensation Committee makes the final decision and may adjust the compensation levels until a unanimous agreement is reached.  In their deliberations, the Compensation Committee focuses on corporate performance, position emphasis, retention issues and management development.  To further supplement their analysis, the Compensation Committee will use the services of compensation consultants on an as needed basis.

The discussion below is intended to help you understand the detailed information provided in the executive compensation tables and put that information into context within our overall compensation program.

2011 Executive Compensation Highlights.  In light of the challenging operating environment, the cash compensation of our named executive officers has remained stable over the last several years.  The Compensation Committee did not retain the services of a consulting firm in 2011.  The Committee concluded that hiring a consulting firm in 2011 was not warranted as they had determined that no bonuses or other incentive compensation would be paid and no salary increases would be made for the named executive officers for 2012.  For Messrs. Karpiak, Gaspard and

Robinson, 2011 base salary was the same as 2010.  Ms. Stenslie and Mr. Elmore had very modest increases in base salary.  Bonuses and equity compensation have not been awarded since 2008, other than in connection with the hiring of new officers.

Compensation Philosophy and Objectives.  Our overall goal in compensating executive officers is to attract, retain and motivate key executives of proven ability who are critical to our future success.  We believe that short-term incentive compensation paid to executive officers should be directly aligned with our performance and that compensation should be structured to ensure achievement of financial and operational goals along with other factors that impact corporate value.  Our long-term incentive is in the form of an employee stock option plan, which is tied to longevity.

Our compensation decisions with respect to executive officer salaries and incentive compensation, are influenced by: (1) the executive’s level of responsibility and function within the organization; (2) the overall performance and profitability of First Savings Bank; and (3) our assessment of the competitive marketplace, including other peer companies.  Our philosophy is to focus on total direct compensation opportunities through a mix of base salary and annual incentive compensation.

Compensation Program Elements.  The compensation program for executive officers consists of the elements described below.

Pay Element	What It Rewards	Purpose

Base Salary	Core competence in the executive’s role relative to skills, experience and contributions to First Financial and First Savings Bank	Provide fixed compensation based on competitive market price

Annual Incentive Compensation	Contributions toward First Savings Bank’s achievement of specified pre-tax profit	Provides annual performance based cash incentive compensation

Long-term Incentive (Equity-based) Compensation	Management development through retention and attracting new talent	Provides resources for implementation of corporate objectives, goals and growth strategies

Retirement Benefits	Executive officers are eligible to participate in employee benefit plans available to our eligible employees, including both tax-qualified and nonqualified retirement plans

	The Chief Executive Officer has a supplemental retirement agreement, which entitles him to additional retirement benefits subject to meeting certain minimum age and service requirements	Provides a long-term incentive for the retention of key officers

Additional Benefits and Perquisites	Executives participate in employee benefit plans generally available to our employees, including medical insurance	These benefits are a part of our broad-based total compensation program

	The Chief Executive Officer receives a car allowance	Assists in executive responsiveness for community based travel requirements

The Compensation Committee of First Savings Bank has the responsibility for establishing and reviewing our compensation philosophy and objectives.  In this role, the Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive.  Although First Savings Bank became a stock savings bank as a result of the mutual holding company reorganization in 2002, compensation paid to employees, officers and directors has consisted primarily of cash compensation, salary and bonuses, and retirement benefits; however, in 2008, shareholders approved our 2008 Equity Incentive Plan and we expect that equity-based compensation will be a more significant component of management development in the future.

Pay Philosophy and Competitive Standing.  In general, we seek to provide competitive pay by targeting a range between the 50th and 75th percentiles relative to a peer group for total compensation opportunities, including salaries and incentive compensation.  To achieve the percentile positioning for the total cash compensation component and yet maintain an effective efficiency ratio and excellent asset quality, we emphasize the fixed salary pay with less opportunity for performance-based bonuses.

With the assistance of Milliman, Inc., we receive and analyze competitive market data contained in the Northwest Financial Industry Salary Survey every year.  The data is independently collected by Milliman and represents approximately 102 Northwest financial institutions ranging in asset size from $38 million to $9.4 billion.  The data is then grouped by collective asset sizes with the information adequately reflecting the complexities and compensation levels of peer group institutions.  We compare compensation paid to our named executive officers with compensation paid to executive officers in comparable positions at similar size institutions.  Our peer group consists of the following financial institutions:

American West Bank	Mountain West Bank
Bank of the Cascades	Pacific Continental Bank
Banner Bank	Peoples Bank
Cascade Bank	Washington Trust Bank
Cashmere Valley Bank	West Coast Bank
Heritage Bank	Whidbey Island Bank
Kitsap Bank	Yakima Federal Savings and Loan Association

The peer group institutions range in asset size from $887 million to $4.3 billion, with an average asset size of $1.8 billion.  They are located in the states of Washington, Oregon and Idaho.  The peer group was selected based on asset size and geographic location. The Compensation Committee primarily uses the information from institutions of over $1 billion in assets but may consider information of smaller institutions as well.

Base Salary.  Mr. Karpiak makes initial recommendations to the Compensation Committee Chair that are based on the peer group data contained in the survey prepared by Milliman.  Given the independence of the data on which Mr. Karpiak bases his recommendations, his recommendations historically have had slight modifications by the Compensation Committee.  For 2012, the Compensation Committee reviewed the recommendations and established executive management salaries in accordance with their independent philosophy.  For 2012, the Compensation Committee determined the base salaries of Messrs. Karpiak, Elmore and Robinson and Ms. Stenslie and submitted these determinations to the full Board of Directors for review.  Mr. Karpiak, the only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation.  In setting base salary, the Compensation Committee used the information provided by Milliman, and also considered each executive’s experience and tenure, our overall annual budget for merit increases, the executive’s individual performance and changes in responsibility.  The determination of the named executive officers’ base salary is a subjective determination with no specific criteria considered and, consequently, no particular weight is given to any single factor.  The 2012 base salaries for Messrs. Karpiak, Elmore and Robinson and Ms. Stenslie are $396,300; $175,000; $200,000 and $180,000, respectively, reflecting no increases from 2011 salaries, as a result of the Compensation Committee’s determination that their compensation levels are in line with our peer group.  The Compensation Committee believes that the base salaries paid to each member of the senior management team is commensurate with the individual’s duties, performance and range for the industry compared to our peer group.  Salary levels are reviewed annually and base salary is not targeted at any particular percentage of total compensation.

Annual Incentive Compensation.  Mr. Karpiak makes initial recommendations to the Compensation Committee that are based on the peer group data contained in the survey prepared by Milliman.  Given the independence of the data on which Mr. Karpiak bases his recommendations, his recommendations have experienced a low modification rate by the Compensation Committee.  Our Annual Incentive Plan provides our executive officers and staff with an opportunity to earn annual cash bonuses based on our corporate performance as measured by our earnings, asset quality and loan growth. The annual cash bonuses are determined at the discretion of the Compensation Committee based on the individual’s performance with percentages and dollar amounts set without guarantee or commitment. The determination of the individual’s performance is a subjective determination using various measures, including but not limited to leadership, personal efforts and corporate commitment.  Due to the current economic climate and the strain on asset quality impacting earnings, the Compensation Committee determined once again no bonuses would be paid to any staff or executive management.

Long-term Incentive Compensation.  A key component of management stability and institutional growth is the ability of a company to provide long-term incentives for its personnel.  In 2008, the Board of Directors adopted the 2008 Equity Incentive Plan, which was then approved by shareholders.  Under the plan, directors, officers and employees may receive awards of stock options, stock appreciation rights, restricted stock and restricted stock units.  We believe that stock ownership by our officers is a significant factor in aligning the interests of the officers with those of shareholders.  The ability to offer equity-based compensation provides a means for attracting and retaining directors and employees, and also provides an incentive to directors and employees to improve the long-term performance and market value of First Financial.  Equity-based compensation serves as a long-term incentive because it generally has a five-year vesting schedule.

In connection with the adoption of the 2008 Equity Incentive Plan, the Board appointed an Awards Committee which consists of the Chairs of the three independent Board committees (the Audit, Compensation, and Nominating and Corporate Governance committees).  The Awards Committee makes all awards under the Equity Incentive Plan.  The Committee makes its determinations on a discretionary basis, giving consideration to the following factors: corporate performance, professional tenure, contributory value, and anticipated future management role with respect to developing and implementing corporate objectives, financial goals and growth incentives.  In 2011, no equity awards were made.  The Awards Committee anticipates utilizing available awards primarily as part of incentive packages to attract additional senior management personnel, when appropriate.

Retirement Benefits.  First Savings Bank maintains the First Savings Bank Profit Sharing 401(k) Savings Plan (the “401(k) plan”) for the benefit of all of its eligible employees, including the named executive officers.  The 401(k) plan is intended to be a tax-qualified retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended.  Employees of First Savings Bank who have completed one year of service and who have attained age 18 are eligible to participate in the 401(k) plan.  Generally, participants direct the investment of the plan assets.

For 2011, participants could contribute up to $16,500 of their annual compensation through a pre-tax salary reduction election.  Participants 50 years of age or more could elect to make an additional $5,500 pre-tax salary reduction election.  First Savings Bank matches the first 6 percent of a participant’s pre-tax salary reduction contribution at the rate of 50 percent.  To be eligible for a matching contribution, the participant must be actively employed on the pay period for which the match is allocated.  Participants are at all times 100 percent vested in their salary reduction contributions; however, their related matching contributions are subject to a five-year vesting period.  For the fiscal year ended December 31, 2011, First Savings Bank incurred a matching contribution-related expense of $150,478 in connection with the 401(k) plan.  For the 401(k) plan’s fiscal year ended December 31, 2011, employees contributed $453,408 to the 401(k) plan.

First Savings Bank also maintains an executive supplemental retirement agreement, in which Mr. Karpiak  participates.  The agreement is intended to provide supplemental benefits upon his normal retirement or death prior to retirement.  The agreement provides for an annual pension of $78,000 upon attaining age 60.  The benefit commences following Mr. Karpiak’s separation from service, subject to a six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and is paid in monthly installments over 15 years.  In the event of his death prior to retirement but while still employed by First Savings Bank, Mr. Karpiak’s designated beneficiary would receive a lump sum benefit of $200,000.

Additional Benefits and Perquisites.  At First Savings Bank, an important part of our total compensation plan is the employee benefits program.  We offer a comprehensive and flexible benefits plan on a non-discriminatory basis to support the basic health, welfare and retirement needs of all of our employees, including our named executive officers.  The elements of the benefits plan include group policies for medical/dental/vision plans, paid time off for vacation and illness (including vacation leave not taken), tuition reimbursement, bereavement leave and training.  We provide medical coverage at no cost to employees, with the employee being responsible for a portion of the dependent’s premium.  Our Chief Executive Officer receives an automobile allowance.  The Compensation Committee believes this benefit is appropriate because it assists the Chief Executive Officer in fulfilling his employment obligations.

The named executive officers, along with all eligible employees, participate in our ESOP.  Each eligible participant is allocated the same proportion that the participant’s compensation for the plan year bears to the total compensation of eligible participants for that year, subject to certain limitations regarding how much compensation is taken into account and how much can be allocated to a participant for a year.

Additional Considerations.  Market data, individual performance, retention needs and internal pay equity have been the primary factors considered in decisions to adjust compensation materially.  The accounting and tax treatment of compensation generally has not been a factor in determining the amounts of compensation for our executive officers.  However, the Compensation Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to First Savings Bank with the benefit/value to the employee.

Role of Executive Officers in Determining Compensation.  Our Chief Executive Officer recommends to the Compensation Committee Chair base salary and actual bonus payouts for our named executive officers and all other officers (other than himself).  Mr. Karpiak makes these recommendations to the committee based on data and analysis provided by Milliman in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association, and qualitative judgments regarding individual performance.  Mr. Karpiak is not involved with any aspect of determining his own compensation as that function is performed by the Compensation Committee utilizing independent data contained in the Northwest Financial Industry Salary Survey prepared by Milliman in association with the Washington Financial League, the Washington Bankers Association and the Oregon Bankers Association.

The compensation paid to Mr. Karpiak is determined by the Compensation Committee based upon a review of First Savings Bank’s performance in comparison to the peer group included in the Northwest Financial Industry Salary Survey prepared by Milliman.  The final compensation level is based on the peer group analysis contained in the survey and consideration is also given to First Savings Bank’s asset size, balance sheet complexity, corporate direction and management structure.  No particular weight is given to any of these factors by the Compensation Committee and the final compensation level is based on a subjective determination by the Compensation Committee.

Shareholder Votes on Executive Compensation

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we were required to include in last year’s annual meeting proxy statement and present at the annual meeting two non-binding shareholder resolutions on executive compensation.  The first resolution, also known as a say-on-pay vote, asked the shareholders to approve on an advisory basis the compensation of our named executive officers as disclosed in last year’s proxy statement.  Over 80% of the shares present at last year’s annual meeting voted in favor of approving the compensation of the named executive officers as disclosed in the proxy statement.  The Compensation Committee considered this vote as affirming its approach to executive compensation and used a similar approach as the prior year when it met to analyze and establish appropriate levels of 2012 executive compensation.

The second resolution on executive compensation at last year’s annual meeting allowed shareholders to cast an advisory vote on how often future shareholder votes on executive compensation should be held.  Shareholders were given the choice of conducting an advisory vote on executive compensation every year, every two years or every three years.  Approximately 57% of the shares present at the meeting voted in favor of holding an annual vote on executive compensation.  Although the shareholder vote on the frequency of future votes on executive compensation was non-binding, the Board of Directors and Compensation Committee heeded shareholder opinion and will present an advisory vote on executive compensation annually.  It is included in this Proxy Statement as “Proposal 2 – Advisory Vote on Executive Compensation.”

Compensation Committee Report

The Compensation Committee of First Savings Bank’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:

We have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.  Based on the Committee’s review of and the discussion with management with respect to the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Committee:

The Compensation Committee:

Joann E. Lee (Chair)	Dr. Gary F. Kohlwes
Robert L. Anderson	Gerald Edlund
Gary F. Faull

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

Compensation Policies and Risk

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on First Financial.  In addition, the Compensation Committee believes that the mix and design elements of the executive compensation package do not encourage management to assume excessive risks.  As described in our Compensation Discussion and Analysis, compensation decisions are subjective, based on peer group compensation data, institutional profitability, management development, market measurements and overall corporate performance.  The primary objective of the Compensation Committee is for management to be fairly compensated without introducing incentive clauses and their unintended consequences.  We have accomplished this by maintaining base salaries in the upper tier range of published peer groups, by providing excellent employee medical benefits, by granting personal days off and by offering participation in our ESOP.

Incentive compensation remains subjective and is typically determined by the Compensation Committee after their analysis of profitability, asset quality trends, peer group performance and current market conditions.  Excessive risk- taking is further mitigated in that total incentive compensation reflects a percentage of net income as a basis of the bonus pool and further limitations include using a percentage of base salary as a maximum, with other restrictions in place for highly compensated individuals.  This approach ensures that every employee benefits from the performance of First Financial.

Executive Compensation

Summary Compensation Table.  The following table shows information regarding 2011, 2010 and 2009 compensation for our named executive officers.  We do not currently offer any non-equity incentive compensation; therefore, this column has been omitted from the table.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)

Victor Karpiak	2011	396,300	--	--	578,476	42,211	1,016,987
Chairman, President and	2010	396,300	--	--	267,513	40,792	704,605
Chief Executive Officer	2009	388,500	--	--	363,408	98,093	850,001

Kari A. Stenslie	2011	180,000	--	--	39,000	30,540	249,540
Vice President and	2010	175,000	--	--	20,000	24,713	219,713
Chief Financial Officer	2009	158,000	--	--	11,000	33,649	202,649

Roger Elmore	2011	175,000	--	--	58,000	31,075	264,075
Senior Vice President and	2010	170,000	--	--	23,000	25,149	218,149
Chief Administrative Officer	2009	162,000	--	--	19,000	50,666	231,666

M. Scott Gaspard (4)	2011	191,250	--	--	46,000	29,170	266,420
Senior Vice President and	2010	191,250	--	--	30,000	29,089	250,339
External Affairs Officer	2009	197,767	267,200	107,360	23,000	20,688	616,015

Herman Robinson (5)	2011	200,000	--	--	16,000	21,559	237,559
Senior Vice President and	2010	108,637	128,960	64,000	--	1,615	303,212
Chief Lending Officer
_____________
(1)
Represents the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Topic 718, “Compensation - Stock Compensation.” For a discussion of valuation assumptions, see Note 11 of the Notes to Consolidated Financial Statements in First Financial’s Annual Report on Form 10-K for the year ended December 31, 2011.

(2)
Reflects the increase in actuarial present values of each executive officer’s accumulated benefits under our Pension Plan and with respect to Mr. Karpiak, our Supplemental Retirement Plan. These values are set according to accounting requirements and do not reflect any increases in the officer’s benefit upon retirement.

(3)
Please see the table below for more information on the other compensation paid to our named executive officers in 2011. Amounts in 2010 and 2009 have been recalculated to be consistent with 2011 presentation. Previously, the amount First Financial had expensed for the ESOP loan payment was included, in addition to the value of the ESOP shares allocated during the period. The recalculated figures appropriately include only the value of the ESOP shares allocated.

(4)
Mr. Gaspard resigned effective December 31, 2011, to become President of the Washington Financial League. On December 22, 2011, he was appointed as a director of First Financial and First Savings Bank, effective January 1, 2012.

(5)	Mr. Robinson was hired effective June 1, 2010.

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  This section describes the method of calculating the amounts in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the table above and explains the relevance of these amounts.  The values in this column represent the change in the present value from the prior year of the funds necessary to fully fund the pension and deferred compensation arrangements for the named executive officers.  The calculations are dictated by accounting principles and are significantly impacted by changes in interest rates.  An independent company administers the plans and calculates the actuarial present values, including the estimated interest rate used in the calculation. For 2011, even though no additional benefits have been provided to the named executive officers, the interest rate assumptions used to calculate the amounts necessary to fully fund these obligations declined considerably from the prior year, and therefore the amounts shown in this column increased accordingly.

In an attempt to better illustrate this topic, consider the following example: assume First Financial has an agreement in place with an executive officer that provides the officer with a retirement benefit of $50,000 for a period of 10 years following retirement.  If interest rate assumptions were not part of the equation, First Financial would need to ensure that it had $500,000 available ($50,000 per year times 10 years of retirement payments) to disburse to the officer over the 10 year period.  In this example, First Financial would accrue for that benefit each year to ensure it will have exactly $500,000 at the officer’s retirement date.  However, because interest rates are required to be part of the equation (and rates are above zero), it is assumed that there will be interest earned on the retirement funds, both during the time of the executive officer’s employment and during the post-retirement payout period.  Therefore, the amounts necessary to be set aside to fully fund the retirement obligation are lower when interest rates are part of the equation, since the interest earned on those funds will partially fund the retirement payments.  When interest rates fluctuate from year to year, the amounts necessary to fully fund the retirement obligation change, and can change dramatically.  When rates decline during the year, more money needs to be set aside by First Financial since less interest will accrue to the funds, and when interest rates increase, lower amounts are necessary.

In the Summary Compensation Table, the lower interest rate assumptions used for 2011 compared to 2010 resulted in required increases in the pension value to account for the lower level of interest rates.   In the case of Mr. Karpiak, the lower level of interest rates resulted in the present value of accumulated benefits for his pension and Supplemental Retirement Agreement increasing by $578,476.  This was solely a result of the significantly lower level of interest rates, as no additional benefits were provided to Mr. Karpiak.  The same is true for each of the other named executive officers.

All Other Compensation.  The following table sets forth details of “All other compensation,” as presented above in the Summary Compensation Table.  The amounts reflected constitute contributions by First Financial or First Savings Bank for 2011.

Name	401(k) Plan Contribution ($)	ESOP Contribution ($)	Company Car Allowance ($)	Total ($)

Victor Karpiak	5,944	30,267	6,000	42,211
Kari A. Stenslie	4,153	26,387	--	30,540
Roger Elmore	5,249	25,826	--	31,075
M. Scott Gaspard	2,016	27,154	--	29,170
Herman Robinson	5,076	16,483	--	21,559

Employment Agreement for Chief Executive Officer.  We entered into an employment agreement with Victor Karpiak on October 17, 2007.  The agreement has an initial term of three years and on each anniversary of October 17, 2007, the term of the agreement will be extended for an additional year unless notice is given by the Board to Mr. Karpiak, or vice versa, at least 90 days prior to the anniversary date.  The current base salary level for Mr. Karpiak is $396,300, which is paid by First Savings Bank and may be increased at the discretion of the Board of Directors or an authorized committee of the Board.  Under the agreement, Mr. Karpiak is eligible to participate in all plans of First Financial and First Savings Bank relating to pension, retirement, thrift, profit-sharing, savings, group or other life insurance, hospitalization, medical and dental coverage, travel and accident insurance, education, cash bonuses, and other retirement or employee benefits or combinations thereof, as well as any equity-based plans in which First Financial’s or the Bank’s executive officers are eligible to participate.  The agreement provides that compensation may be paid in connection with the termination of Mr. Karpiak’s employment under a variety of scenarios, as described below under “Potential Payments Upon Termination.”

Severance Arrangements.  We entered into a change in control severance agreement with Roger Elmore on October 17, 2007, M. Scott Gaspard on January 21, 2009, and Kari Stenslie on January 20, 2010.  Each agreement has a term of three years, with the exception of Mr. Gaspard’s, which was terminated in connection with his resignation.  On each anniversary date, the term of each agreement may be extended for an additional year at the discretion of the Board or an authorized committee of the Board.  The severance agreements would provide for a severance payment and other benefits if the participants are involuntarily terminated because of a change in control of First Financial Northwest or First Savings Bank, as described below under “Potential Payments Upon Termination.”

In connection with the conversion, we established the First Savings Bank Northwest Employee Severance Compensation Plan.  The plan provides eligible employees with severance pay benefits in the event of a change in control of First Savings Bank or First Financial, as described below under “Potential Payments Upon Termination.”  Mr. Robinson is covered by this plan.

Outstanding Equity Awards

The following information with respect to outstanding stock and option awards as of December 31, 2011, is presented for the named executive officers.

		Option Awards (1)				Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expira- tion Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)

Victor Karpiak	07/03/08	58,764	39,176	9.78	07/03/18	–	–
	08/21/08	–	–	–	--	38,400	226,560

Kari A. Stenslie	07/03/08	30,000	20,000	9.78	07/03/18	–	–
	09/10/08	–	–	–	--	12,800	75,520

Roger Elmore	07/03/08	30,000	20,000	9.78	07/03/18	–	–
	09/10/08	–	–	–	--	12,800	75,520

M. Scott Gaspard	01/21/09	30,000	20,000	8.35	01/21/19	–	–
	01/21/09	–	–	–	--	12,800	75,520

Herman Robinson	06/23/10	10,000	40,000	4.03	06/23/20	–	–
	06/23/10	–	–	–	--	25,600	151,040
____________
(1)	Awards vest pro rata over a five-year period from the grant date, with the first 20 percent vesting one year after the grant date.

Pension Benefits.  The following table provides information regarding participation in plans that provide specified retirement payments and benefits to the named executive officers.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Victor Karpiak	Pension Plan	30.833	1,593,000	--
	Supplemental Retirement Agreement	15.000	896,792	--

Kari A. Stenslie	Pension Plan	2.833	70,000	--

Roger Elmore	Pension Plan	6.167	122,000	--

M. Scott Gaspard	Pension Plan	29.917 (3)	99,000	--

Herman Robinson	Pension Plan	0.583	16,000	--
__________
(1)	For the Pension Plan, reflects years credited, and for the supplemental retirement agreement, reflects benefit period.
(2)
Pension Plan accumulated benefits are based on the present value of accumulated future payments over an anticipated post retirement life of 20 years using a 4.40 percent discount rate. Supplemental retirement agreement accumulated benefits reflect the present value of 180 future annual payments at the eligibility date using a 2.5 percent discount rate.

(3)	Mr. Gaspard previously participated in the plan through another employer.

First Savings Bank is a participant in a multiple-employer sponsored plan (the “pension plan”), which provides a benefit upon retirement to eligible employees of First Savings Bank.  In general, all employees except those under specific agreement, who meet the minimum requirements of one year of service, attainment of age 21 and complete 1,000 hours of service in the 12 consecutive months following enrollment are eligible to participate.  Upon completion of five years of employment with First Savings Bank, the employee is 100 percent vested.  There is no provision for partial vesting.  The service amounts shown in the table above represent actual years of service with First Savings Bank unless otherwise noted.  No additional years of credited service have been granted to any named executive officer under the pension plan.

Several forms of benefit payments are available under the pension plan.  The pension plan offers a life annuity option, a 100 percent joint and survivor option with a ten-year certain feature, a 50 percent joint and survivor benefit option and a customized option.  The benefit option must be elected by the participant before benefit payments begin.  Benefits are based upon two percent for those employed pre January 1, 2010, and one percent for those employed post January 1, 2010, times the number of years of service with First Savings Bank, times the average of the participant’s salary during the five years he or she was most highly compensated.  Salary is defined as base rate of pay and does not include overtime, bonuses and other compensation.  A participant’s full benefit under the pension plan is payable at age 65 with at least five years of benefit service, which is considered normal retirement.  Early retirement benefit payments are available under the pension plan to participants upon attainment of age 45 and completion of five years of benefit service.  Annual benefits are reduced three percent for each year of payment before normal retirement based on the benefit formula described above.  As of December 31, 2011, Messrs. Karpiak and Elmore were eligible for early retirement benefits.

The executive supplemental retirement agreement provides benefits in addition to those provided by the pension plan.  Mr. Karpiak’s agreement provides for an annual pension of $78,000 upon attaining age 60.  His benefit will commence following his separation from service, subject to a six-month delay to comply with federal tax laws affecting nonqualified deferred compensation plans, and will be paid in monthly installments over 15 years.  In the event of Mr. Karpiak’s death prior to retirement but while still employed by First Savings Bank, his designated beneficiary would receive a lump sum benefit of $200,000.  As of December 31, 2011, Mr. Karpiak was not eligible for retirement benefits under the agreement.

Benefits earned under the agreement are paid from First Savings Bank’s assets.  It is management’s intent to informally fund those payments with its bank-owned whole life insurance policies.   The aggregate death benefit coverage from the policies is $3.1 million.  First Savings Bank is the beneficiary of these policies, and no participants will derive any personal benefits as a result of these policies.

Potential Payments Upon Termination

We have entered into agreements with the named executive officers that provide for potential payments upon disability, termination and death.  These agreements are discussed in further detail following the table below.  In addition, the pension plan and executive supplemental retirement agreement discussed above provide for payments upon early retirement or normal retirement.  The following table shows, as of December 31, 2011, the value of potential payments and benefits following a termination of employment under a variety of scenarios.

	Involuntary Termination ($)	Involuntary Termination Following Change in Control ($)	Early Retirement ($)	Normal Retirement ($)	Disability ($)	Death ($)

Victor Karpiak
Employment Agreement (1)	792,600	1,184,937	--	--	--	--
Pension Plan	--	--	1,463,572	1,364,577	--	--
Supplemental Retirement Agreement	--	--	--	--	--	--
Equity Incentive Plan (2)	--	--	--	--	--	--

Kari A. Stenslie
Severance Agreement	--	538,200	--	--	--	--
Pension Plan (3)	--	--	--	--	--	--
Equity Incentive Plan (2)	--	--	--	--	--	--

Roger Elmore
Severance Agreement	--	523,250	--	--	--	--
Pension Plan	--	--	99,323	248,072	--	--
Equity Incentive Plan (2)	--	--	--	--	--	--

M. Scott Gaspard (4)
Severance Agreement	--	--	--	--	--	--
Pension Plan	--	--	64,845	58,512	--	--
Equity Incentive Plan (2)	--	--	--	--	--	--

Herman Robinson
Employee Severance Compensation Plan	--	200,000	--	--	--	--
Pension Plan (5)	--	--	--	15,299	--	--
Equity Incentive Plan (6)	18,700	93,500	--	--	--	93,500
___________
(1)	Assumes two years remaining on Agreement.
(2)	The exercise price of unvested stock options and the value of restricted stock exceeded the closing price of First Financial’s common stock on December 31, 2011.
(3)	Ms. Stenslie is not yet eligible for early retirement benefits under the Pension Plan as it requires five years’ employment prior to vesting.
(4)	Resigned effective December 31, 2011.
(5)	Mr. Robinson has reached normal retirement age for purposes of the Pension Plan.
(6)	Represents the difference between the option exercise price of $4.03 per share and the market value of $5.90 per share at December 31, 2011.

Employment Agreement for Chief Executive Officer.  Victor Karpiak’s employment agreement provides for payments in the event of disability, death or termination.  If Mr. Karpiak becomes entitled to benefits under the terms of our then-current disability plan, if any, or becomes otherwise unable to fulfill his duties under the employment agreement, he shall be entitled to receive such group and other disability benefits as are then provided for executive employees.  In the event of Mr. Karpiak’s disability, his employment agreement will not be suspended, except that the obligation to pay his salary shall be reduced in accordance with the amount of any disability income benefits he receives such that, on an after-tax basis, he realizes from the sum of disability income benefits and his salary the same amount as he would realize on an after-tax basis from his salary if he had not become disabled.  Upon a resolution adopted by a majority of the disinterested members of the Board of Directors or an authorized committee, we may discontinue payment of Mr. Karpiak’s salary beginning six months after a determination that he has become entitled to benefits under the disability plan or is otherwise unable to fulfill his duties under the employment agreement.  If Mr. Karpiak’s disability does not constitute a disability within the meaning of Section 409A of the Internal Revenue Code, then payments under the employment agreement will not begin until the earlier of the executive’s death or the sixth month anniversary of his separation from service.

In the event of Mr. Karpiak’s death while employed under the employment agreement and prior to any termination of employment, we will pay to his estate, or such person as he may have previously designated, the salary which was not previously paid to him and which he would have earned if he had continued to be employed under the agreement through the last day of the month in which he died, together with the benefits provided under the employment agreement through that date.

Mr. Karpiak’s employment agreement also provides for benefits in the event of his involuntary termination.  If Mr. Karpiak’s employment is terminated for any reason other than cause, or change in control, or he terminates his own employment because of a material diminution of or interference with his duties, responsibilities or benefits, including any of the following actions unless consented to: (1) a requirement that he be based at any place other than Renton, Washington, or within a radius of 35 miles from the location of First Financial’s administrative offices; (2) a material demotion; (3) a material reduction in the number or seniority of personnel reporting to him or a material reduction in the frequency with which, or in the nature of the matters with respect to which such personnel are to report to him; (4) a reduction in his salary or a material adverse change in his perquisites, benefits or vacation; (5) a material permanent increase in the required hours of work or his workload; or (6) the failure of the Boards of Directors to elect him as President and Chief Executive Officer or any action by the Boards removing him from this office, we must pay to Mr. Karpiak during the remaining term of his employment agreement the salary at the rate in effect immediately prior to the date of termination.  We would also be required to provide Mr. Karpiak during the remaining term of his agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of Mr. Karpiak and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.

If Mr. Karpiak’s employment is terminated following a change in control of First Financial or First Savings Bank, or he terminates his own employment following a change in control for any of the reasons listed in the previous paragraph, we must pay him a lump sum equal to 299 percent of his base amount (as defined in Section 280G of the Internal Revenue Code) and must provide during the remaining term of the employment agreement substantially the same group life insurance, hospitalization, medical, dental, prescription drug and other health benefits, and long-term disability insurance (if any) for the benefit of the executive and his dependents and beneficiaries who would have been eligible for such benefits if he had not suffered involuntary termination.

Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are conditioned upon a change in control.  Individuals are subject to a 20 percent excise tax on the amount of such excess parachute payments.  If excess parachute payments are made, First Financial Northwest and First Savings Bank would not be entitled to deduct the amount of such excess payments.  Mr. Karpiak’s employment agreement provides that severance and other payments that are subject to a change in control will be reduced to the extent necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Severance Agreement.  We have entered into a severance agreement with Mr. Elmore and Ms. Stenslie.  If First Savings Bank terminates an executive’s employment, other than for cause, or an executive terminates his or her own employment within 12 months following a change in control of First Financial or First Savings Bank for any of the reasons described above in the discussion of Mr. Karpiak’s employment agreement, the executive would be entitled to payment and benefits.  The agreements require that First Savings Bank: (1) pay the executive’s salary through the day of termination, including the pro rata portion of any incentive award; (2) pay for the remaining term of the agreement the executive’s life, health and disability coverage; and (3) pay in a lump sum an amount equal to 299 percent of the executive’s base amount (as defined in Section 280G of the Internal Revenue Code).  Any payments to an executive under the severance agreement are subject to reduction pursuant to Section 280G of the Internal Revenue Code to avoid excess parachute payments.

Employee Severance Compensation Plan.  First Savings Bank established the First Savings Bank Northwest Employee Severance Compensation Plan to provide eligible employees with severance pay benefits in the event of a change in control of First Savings Bank or First Financial.  Mr. Robinson is covered by this plan.  Potential benefits under the plan are based on an employee’s position with First Savings Bank.

Under the plan, in the event of a change in control of First Savings Bank or First Financial Northwest, eligible employees who are terminated or who terminate their employment within one year for reasons specified under the severance plan will be entitled to receive a severance payment.  If a participant whose employment has terminated has completed at least one year of service, the participant will be entitled to a cash severance payment equal to three months for service of one to two years, six months for service of two to three years, and six months plus one month for each year of continuous employment over three years up to a maximum of one and one-half times the participant’s annual compensation.  A participant who is an assistant vice president of First Savings Bank prior to the change in control will receive a minimum payment equal to one-half of the participant’s annual compensation.  Individuals who are vice presidents and above of First Savings Bank prior to the change in control will receive a minimum payment equal to the participant’s annual compensation.

Equity Incentive Plan.  The 2008 Equity Incentive Plan provides for accelerated vesting of awards in the event of a change in control.  The plan provides that with respect to outstanding and unvested stock options, stock appreciation rights and restricted stock awards, the vesting date shall be accelerated to the earliest date of the change in control.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Directors Lee, Kohlwes, Anderson, Edlund and Faull.  None of the members of the Compensation Committee of the First Financial Board of Directors has served as an officer or employee of First Financial or any of its subsidiaries or had any relationships otherwise requiring disclosure.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), we are required to include in this Proxy Statement and present at the meeting a non-binding shareholder resolution to approve the compensation of our named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.  This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to endorse or not endorse the compensation of First Financial’s executives as disclosed in this Proxy Statement.  The proposal will be presented at the annual meeting in the form of the following resolution:

RESOLVED, that the shareholders approve the compensation of First Financial Northwest, Inc.’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related material in First Financial’s Proxy Statement for the 2012 annual meeting of shareholders.

This vote will not be binding on our Board of Directors or Compensation Committee and may not be construed as overruling a decision by the Board or create or imply any additional fiduciary duty on the Board.  It will also not affect any compensation paid or awarded to any executive.  The Compensation Committee and the Board may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

The purpose of our compensation policies and procedures is to attract, retain and motivate key executives of proven ability who are critical to our future success.  As discussed in the Compensation Discussion and Analysis section, the Compensation Committee believes that the executive compensation for 2011 is reasonable and appropriate, reflecting the peer group data range between the 50th and 75th percentile for base salaries.  The subjective approach taken by the Committee, which focuses on fair compensation, without introducing incentive clauses and their unintended consequences, has effectively fulfilled the objective of retaining and attracting key executives with proven ability.  During this challenging economic period, our compensation program was modified with a reduction of some benefits and the elimination of all bonuses; however, it still enabled us to replace certain management personnel with highly experienced individuals greatly contributing to improved asset quality and earnings.  The fair compensation model committed to by the Compensation Committee encourages a culture of teamwork with recognition that the performance of the Company is shared by all.  This, in turn, has proven to promote longevity with limited personnel turnover creating efficiencies that are aligned with the long-term interests of shareholders.  The Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill objectives outlined in the Compensation Discussion and Analysis.

The Board of Directors recommends that you vote “FOR” approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the First Financial Board of Directors reports as follows with respect to First Financial’s audited financial statements for the fiscal year ended December 31, 2011:

•	the Audit Committee has completed its review and discussion of the 2011 audited financial statements with management;

•
the Audit Committee has discussed with the independent auditor, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•
the Audit Committee has received written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence; and

•
the Audit Committee has, based on its review and discussions with management of the 2011 audited financial statements and discussions with the independent auditor, recommended to the Board of Directors that First Financial’s audited financial statements for the year ended December 31, 2011, be included in its Annual Report on Form 10-K.

The foregoing report is provided by the following directors, who constitute the Audit Committee:

Audit Committee:

Dr. Gary F. Kohlwes (Chairman)
Joann E. Lee
Gary F. Faull

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under such acts.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than 10 percent of First Financial’s common stock to report their initial ownership of the common stock and any subsequent changes in that ownership to the SEC.  Directors, executive officers and greater than 10 percent shareholders are required by regulation to furnish us with copies of all Section 16(a) forms they file.  The SEC has established filing deadlines for these reports and we are required to disclose in this Proxy Statement any late filings or failures to file.  Based solely on our review of the copies of such forms we have received and written representations provided to us by the above referenced persons, we believe that, during the fiscal year ended December 31, 2011, all filing requirements applicable to our reporting officers, directors and greater than 10 percent shareholders were properly and timely complied with.

 PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed Moss Adams LLP as First Financial’s independent auditor for the year ending December 31, 2012, and that appointment is being submitted to shareholders for ratification.  Moss Adams LLP served as our independent auditor for the year ended December 31, 2011, and a representative of the firm is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

The Board of Directors unanimously recommends that you vote “FOR” the ratification of the appointment of Moss Adams LLP as our independent auditor.

The following table sets forth the aggregate fees billed to First Financial and First Savings Bank for professional services rendered by Moss Adams LLP for the fiscal years ended December 31, 2011 and 2010.

	Years Ended
	December 31,
	2011	2010
Audit Fees	$310,000	$284,000
Audit-Related Fees	22,000	11,500
Tax Fees	49,500	49,500
All Other Fees	--	--

The Audit Committee pre-approves all audit and permissible non-audit services to be provided by the independent auditor and the estimated fees for these services in connection with its annual review of its charter.  In considering non-audit services, the Audit Committee will consider various factors, including but not limited to, whether it would be beneficial to have the service provided by the independent auditor and whether the service could compromise the independence of the independent auditor.  All of the services provided by Moss Adams LLP in the year ended December 31, 2011, were approved by the Audit Committee.

 MISCELLANEOUS

The Board of Directors is not aware of any business to come before the annual meeting other than those matters described in this Proxy Statement.  However, if any other matters should properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

We will pay the cost of soliciting proxies.  In addition to this mailing, our directors, officers and employees may also solicit proxies personally, electronically or by telephone without additional compensation.  We will also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. We have engaged Regan & Associates, Inc. to assist in the distribution and solicitation of proxies for a fee of $55,000. Our expenses related to the solicitation in excess of those normally spent for an annual meeting with an uncontested director election and excluding salaries and wages of our regular employees and officers are expected to be approximately $______.  Appendix A sets forth information relating to our directors, director nominees and officers, which individuals are considered “participants” in the solicitation under the rules of the SEC by reason of their position as directors or director nominees or because they may be soliciting proxies on our behalf.

Our Annual Report to Shareholders, including the Annual Report on Form 10-K, has been mailed to all shareholders of record as of the close of business on the record date.  Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to the Secretary, First Financial Northwest, Inc., 201 Wells Avenue South, Renton, Washington 98057.  The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

 SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at next year’s annual meeting of shareholders must be received at the executive office at 201 Wells Avenue South, Renton, Washington 98057, no later than December __, 2012, in order to be eligible for inclusion in our printed proxy materials.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act, and as with any shareholder proposal (regardless of whether included in our proxy materials), our Articles of Incorporation and Bylaws.

Our Articles of Incorporation provide that in order for a shareholder to make nominations for the election of directors or proposals for business to be brought before a meeting, a shareholder must deliver notice of such nominations and/or proposals to the Secretary not less than 30 nor more than 60 days prior to the date of the meeting; provided that if less than 31 days’ notice of the meeting is given to shareholders, such written notice must be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.  We anticipate that, in order to be timely, shareholder nominations or proposals intended to be made at the annual meeting must be made by April __, 2012.  As specified in the Articles of Incorporation, the notice with respect to nominations for election of directors must set forth certain information regarding each nominee for election as a director, including the person’s name, age, business address and number of shares of common stock held, a written consent to being named in the Proxy Statement as a nominee and to serving as a director, if elected, and certain other information regarding the shareholder giving such notice.  The notice with respect to business proposals to be brought before the annual meeting must state the shareholder’s name, address and number of shares of common stock held, a brief discussion of the business to be brought before the annual meeting, the reasons for conducting such business at the meeting, and any interest of the shareholder in the proposal.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ JOANN E. LEE

JOANN E. LEE
SECRETARY

Renton, Washington
April __, 2012

 Annex A

INFORMATION CONCERNING PARTICIPANTS
IN FIRST FINANCIAL’S SOLICITATION OF PROXIES

The tables following the captions “Directors and Nominees” and “Officers and Employees” set forth the name and business address of our directors and nominees, and the name, present principal occupation and business address of our officers and employees who, under the rules of the Securities and Exchange Commission, are considered to be “participants” in our solicitation of proxies from our shareholders in connection with our 2012 annual meeting of shareholders (these persons are referred to below as “Participants”).

Directors and Nominees

The principal occupations of our directors and nominees who are Participants in our solicitation of proxies are set forth under the section above titled “Proposal 1 – Election of Directors” of the Proxy Statement. The name and business addresses, and address of the organization of employment, of our directors and nominees are as follows:

Name	Business Address

Robert L. Anderson	c/o First Financial Northwest, Inc. 201 Wells Avenue South, Renton, Washington 98057

Gerald Edlund	Edlund Associates, Inc. 15005 SE 171st Street, Renton, Washington 98058

Gary F. Faull	Gary F. Faull Law Offices 321 Burnett Avenue South, Suite 201, Renton, Washington 98057

M. Scott Gaspard	Washington Financial League 1501 Capitol Avenue South, Olympia, Washington 98501

Victor Karpiak	First Financial Northwest, Inc. 201 Wells Avenue South, Renton, Washington 98057

Gary F. Kohlwes	c/o First Financial Northwest, Inc. 201 Wells Avenue South, Renton, Washington 98057

Joann E. Lee	Joann Lee & Associates, CPAs, 555 South Renton Village Place, Suite 770, Renton, Washington 98057

Daniel L. Stevens	c/o First Financial Northwest, Inc. 201 Wells Avenue South, Renton, Washington 98057

Officers and Employees

The principal occupations of our executive officers and employees who are Participants in our solicitation of proxies are set forth below. The principal occupation refers to such person’s position with First Savings Bank Northwest, and the business address for each person is First Financial Northwest, Inc., 201 Wells Avenue South, Renton, Washington 98057.

Name	Principal Occupation

Roger Elmore	Senior Vice President and Chief Administrative Officer
Herman Robinson	Senior Vice President and Chief Lending Officer
Kari A. Stenslie	Vice President and Chief Financial Officer
Amy Farnham	Assistant Vice President, Investor Relations
Marva Bradley	Vice President, Deposit
Lonnie Malmassari	Assistant Vice President, Deposit

Information Regarding Ownership of First Financial Northwest, Inc. Securities by Participants

The number of shares of our common stock owned beneficially, directly or indirectly, as of March 30, 2012 by the Participants listed above under “Directors and Nominees” and “Officers and Employees” is set forth under the “Security Ownership of Certain Beneficial Owners and Management” section of the Proxy Statement. None of the Participants own any shares of our common stock of record but not beneficially. None of the Participants beneficially  owns any securities of any subsidiary of First Financial.

Information Regarding Transactions in First Financial Northwest, Inc. Securities by Participants

The following table sets forth information regarding acquisitions and dispositions of our securities by each of the participants listed above under “Directors and Nominees” and “Officers and Employees” during the past two years. Unless otherwise indicated, all transactions were in the public market or pursuant to our equity compensation plans and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares	Transaction Description

Roger Elmore	12/31/11	4,468	Acquisition – ESOP allocation
	09/12/11	1,885	Disposition – Surrender of shares for tax withholding
	12/31/10	4,377	Acquisition – ESOP allocation

Gary F. Faull	12/14/10	1,500	Acquisition – Open market purchase
	05/12/10	1,000	Acquisition – Open market purchase

M. Scott Gaspard	12/31/11	4,602	Acquisition – ESOP allocation
	12/31/10	5,294	Acquisition – ESOP allocation
	12/08/10	10,000	Acquisition – Open market purchase

Victor Karpiak	12/31/11	5,130	Acquisition – ESOP allocation
	02/24/11	5,762	Acquisition – Open market purchase
	12/31/10	5,579	Acquisition – ESOP allocation
	11/16/10	7,261	Acquisition – Open market purchase
	05/07/10	5,000	Acquisition – Open market purchase
	03/09/10	4,302	Acquisition – Open market purchase

Gary F. Kohlwes	12/16/10	2,400	Acquisition – Open market purchase
	12/15/10	4,200	Acquisition – Open market purchase
	12/14/10	3,500	Acquisition – Open market purchase
	12/13/10	2,500	Acquisition – Open market purchase
	03/09/10	2,400	Acquisition – Open market purchase

Herman Robinson	12/31/11	2,793	Acquisition – ESOP allocation
	06/23/11	2,294	Disposition – Surrender of shares for tax withholding
	12/01/10	2,500	Acquisition – Open market purchase
	11/29/10	2,500	Acquisition – Open market purchase
	11/11/10	2,000	Acquisition – Open market purchase
	11/10/10	3,000	Acquisition – Open market purchase
	11/09/10	500	Acquisition – Open market purchase
	06/23/10	32,000	Acquisition – Grant of restricted stock
	06/23/10	50,000	Acquisition – Grant of stock option

Kari A. Stenslie	12/31/11	4,472	Acquisition – ESOP allocation
	09/12/11	1,885	Disposition – Surrender of shares for tax withholding
	12/31/10	4,581	Acquisition – ESOP allocation
	05/07/10	4,000	Acquisition – Open market purchase

(Table continues on following page)

Name	Date	Number of Shares	Transaction Description

Amy Farnham	12/31/11	908	Acquisition – ESOP allocation
	12/31/10	973	Acquisition – ESOP allocation

Marva Bradley	12/31/11	2,379	Acquisition – ESOP allocation
	10/27/11	4,298	Disposition – Open market sale
	09/09/11	6,400	Acquisition – Grant of restricted stock
	09/10/11	2,102	Disposition – Surrender of shares for tax withholding
	02/28/11	4,298	Disposition – Open market sale
	12/31/10	2,332	Acquisition – ESOP allocation
	09/10/10	6,400	Acquisition – Grant of restricted stock
	09/10/10	2,102	Disposition – Surrender of shares for tax withholding
	01/28/10	4,298	Disposition – Open market sale

Lonnie Malmassari	12/31/11	1,298	Acquisition – ESOP allocation
	9/15/11	1,000	Acquisition – Grant of restricted stock
	9/15/11	326	Disposition – Surrender of shares for tax withholding
	6/1/11	900	Disposition – Open market sale
	3/3/11	674	Disposition – Open market sale
	12/31/10	1,358	Acquisition – ESOP allocation
	9/15/10	1,000	Acquisition – Grant of restricted stock
	9/15/10	326	Disposition – Surrender of shares for tax withholding

Miscellaneous Information Concerning Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement, to our knowledge:

•	No associate of any Participant beneficially owns, directly or indirectly, any securities of First Financial.

•	No Participant beneficially owns, directly or indirectly, any securities of First Financial.

•	No Participant owns any securities of First Financial of record that such Participant does not own beneficially.

•
Since the beginning of our last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (a) First Financial was or is to be a participant, (b) the amount involved exceeded or exceeds $120,000 and (c) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.

•
No Participant or any of his or her associates has any arrangements or understanding with any person with respect to any future employment by First Financial or its affiliates, or with respect to any future transactions to which First Financial or any of its affiliates will or may be a party.

•
 No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of First Financial, including but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

•
No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the annual meeting other than with respect to each director nominee, such nominee’s interest in election to the Board.

PRELIMINARY COPY

REVOCABLE PROXY

FIRST FINANCIAL NORTHWEST, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY __, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the official Proxy Committee of the Board of Directors of First Financial Northwest, Inc. (“First Financial”) with full powers of substitution, as attorneys and proxies for the undersigned, to vote all shares of common stock of First Financial which the undersigned is entitled to vote at the annual meeting of shareholders, to be held at the Carco Theatre, located at 1717 SE Maple Valley Highway, Renton, Washington, on ________, May ___, 2012, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof, as indicated.

This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted for the election of each of the nominees named on the reverse and for each of the other proposals.  If any other business is presented at the annual meeting or any adjournment or postponement thereof, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the annual meeting.

This proxy may be revoked at any time before it is voted by: (1) notifying the Secretary of First Financial in writing before the annual meeting that this proxy has been revoked; (2) duly executing a new proxy relating to the same shares with a later date, and submitting such proxy to the Secretary of First Financial at or before the annual meeting; or (3) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute revocation of a proxy). If this proxy is properly revoked as described above, then the power of such attorneys and proxies shall be deemed terminated and of no further force and effect.

The undersigned acknowledges receipt from First Financial prior to the execution of this proxy of the Notice of Annual Meeting of Shareholders, a Proxy Statement for the annual meeting of shareholders, and the 2011 Annual Report to Shareholders.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY
IN THE ENCLOSED POSTAGE-PAID WHITE ENVELOPE
OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE

(Continued, and to be marked, dated and signed, on the other side)

FOLD AND DETACH HERE

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FIRST FINANCIAL NORTHWEST, INC. – ANNUAL MEETING, MAY ___, 2012

YOUR VOTE IS IMPORTANT

You can vote in one of three ways:

1.	Call toll free 1-___-___-____ on a touch-tone phone. There is NO CHARGE to you for this call.

OR

2.	Via the Internet at https://www.proxyvotenow.com/_______ and follow the instructions.

OR

3.	Mark, sign and date your proxy card and return it promptly in the enclosed white envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY
FIRST FINANCIAL NORTHWEST, INC.
[X]	Please mark votes	Annual Meeting of Shareholders
as in this example	May ___, 2012
    With-   For all
1.The election as director                                  For    hold    Except
of the nominees listed below,                [  ]      [  ]        [  ]
each for a three-year term:

Victor Karpiak
M. Scott Gaspard
Daniel L. Stevens

INSTRUCTIONS:  To vote for all nominees, mark “FOR.” To withhold authority to vote for all nominees, mark “WITHHOLD.” To withhold authority to vote for one or more nominees, but not all nominees, mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) for whom you wish to withhold authority to vote on the line below.

                                                                                        Date

Please be sure to date and sign
this proxy card in the box below.

Sign above                                      Co-holder (if any) sign above
2. 3. 4.
                                                                         For   Against Abstain
Advisory (non-binding) approval of the         [   ]      [   ]        [   ]
compensation of our named executive
officers.
       For   Against Abstain
The ratification of the appointment of                    [   ]      [   ]        [   ]
Moss Adams LLP as the independent
auditor for the year ending December 31, 2012.

In their discretion, upon such other matters as may properly come before the annual meeting, or any adjournment or postponement of the annual meeting.

The Board of Directors recommends a vote “FOR” the election of each of the nominees named above and “FOR” each of the other proposals.

Mark here if you plan to attend the meeting [   ]

Mark here for address change and note change [   ]

_________________________________________

_________________________________________

_________________________________________

Please sign exactly as your name appears on this proxy card.  When signing as attorney, executor, administrator, trustee or guardian, please give your full title.  If shares are held jointly, each holder should sign.

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FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL

PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1.	By mail;
2.	By telephone (using a touch-tone phone); or
3.	By Internet.

A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to _:__ _.m., May __, 2012. It is not necessary to return this proxy if you vote by telephone or Internet.

VOTE BY TELEPHONE: Call toll-free on a touch-tone phone anytime prior to _:__ _.m., May __, 2012 1-___-___-____	VOTE BY INTERNET anytime prior to _:__ _.m., May __, 2012 https://www.proxyvotenow.com/_______